Isle of Capri Casinos, Inc. Announces Restatement Schedule; Postpones 4th Quarter and FY 2007 Form 10-K

ST. LOUIS, Mo., July 16/PRNewswire-FirstCall/ -- Isle of Capri Casinos, Inc. (NASDAQ:ISLE) announced today that it will delay filing financial results for the fiscal quarter and fiscal year ended April 29, 2007 due to completion of its on-going restatement of its financial statements through its fiscal year ended April 30, 2006 and through its third fiscal quarter ended January 28, 2007. The Company expects to file its 10-Q/A for the 2007 fiscal third quarter and its 10-K for the fiscal forth quarter and year ended April 29, 2007 before the end of July 2007.

As disclosed in the filing extension Form 12b-25 the Company filed today, the Company expects to report a loss from continuing operations before income taxes and minority interest for fiscal 2007 of approximately $15.3 million on revenues of approximately $1.0 billion, as compared to income from continuing operations before income taxes and minority interest for fiscal 2006 (as expected to be restated) of $20.7 million on revenues of $987.4 million.

As disclosed previously, 2007 has been a transitional year for the Company, as the Company has sold two of its casino operations, developed three new casino operations and moved its corporate head quarters. Additionally, the Company’s operating results have been negatively impacted compared to fiscal year 2006 by increased competition and severe weather in certain of the company’s markets, as well as the normalization of operating results along the gulf coast markets in the post hurricane recovery period. Fiscal year 2007 includes significant pre-opening expenses of approximately $13.5 million, primarily incurred in the fourth fiscal quarter, related to the openings of three casino properties in recent months and the Company will record a valuation charge on its Lula, Mississippi property of approximately $8.0 million in the fourth fiscal quarter.

The impact of the restatement on the fiscal year 2006 operating results, includes adjustments of approximately $3.5 million decreasing income from continuing operations before income taxes and minority interest relating to the application of EITF 97-10 to the Company’s Coventry Casino Lease, adjustments of approximately $1.0 million decreasing income from continuing operations before income taxes and minority interest relating to the amortization of certain intangible items, and other various adjustments related to operations decreasing income from continuing operations before income taxes approximately $3.3 million. The expected impact of all restatement adjustments on the fiscal year 2006 net income, including the tax effect on the items mentioned above and the restatement adjustments to income taxes, is expected to be a decrease in net income of approximately $0.1 million.

While the Company does not expect the results of operations to differ materially from those reported above, since the audit of the fiscal 2007 results and the restatement of the fiscal 2006 results have not been completed, the audited results ultimately reported in the Company’s Annual Report on Form 10-K for the fiscal year ended April 29, 2007 may differ from those reported above.

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Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 18 casino properties. The Company owns and operates casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri and a casino and harness track in Pompano Beach, Florida. The Company also operates and has a 57 percent ownership interest in two casinos in Black Hawk, Colorado. Isle of Capri Casinos’ international gaming interests include a casino that it operates in Freeport, Grand Bahama, a casino in Coventry, England, and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England.

There are four Isle of Capri Casinos brands including “the isle,” Isle of Capri, Colorado Central Station and Rhythm City, providing over 16,000 slot machines, 550 table games and 3000 hotel rooms for our guests’ enjoyment.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,
Allan B. Solomon, Executive Vice President - 561.995.6660
Donn Mitchell, Chief Financial Officer - 314.813.9319
Jill Haynes, Senior Director of Corporate Communication - 314.813.9368

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SOURCE Isle of Capri Casinos, Inc.